EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ REPORTS RECORD NET SALES AND NET INCOME FOR FISCAL 2005

— FY2005 Net Income Advances 75% on 18% Sales Gain —

— Six Titles Surpass One Million Units Shipped in FY2005 —

— Management Reiterates Guidance for Fiscal 2006 —

CALABASAS HILLS, Calif. – May 4, 2005 – THQ Inc. (NASDAQ: THQI) today announced record sales and net income for the fiscal year ended March 31, 2005.

For the fiscal year ended March 31, 2005, net sales climbed 18% to a record $756.7 million from $640.8 million a year ago.  Fiscal 2005 net income increased to $62.8 million, or $1.56 per diluted share, which included $0.19 per diluted share from research and development tax credits claimed for prior years.  For the same period a year ago, THQ reported net income of $35.8 million, or $0.92 per diluted share, which included a $0.07 per diluted share benefit from an insurance settlement.

Fiscal 2005 fourth quarter net sales advanced 40% to $171.9 million from $123.1 million in the same period a year ago, on strong sales of internally developed properties MX vs. ATV Unleashed and The Punisher as well as continued robust sales of titles launched in the prior quarter.  For the three months ended March 31, 2005, net income increased 86% to $10.1 million, or $0.24 per diluted share, from $5.4 million, or $0.14 per diluted share, in the prior-year period.

“THQ’s record growth in fiscal 2005 demonstrated our success in increasing sales of games based on our three core brands, Disney/Pixar, Nickelodeon and World Wrestling Entertainment, and also delivering strong performance from internally developed titles targeted to avid gamers, such as MX vs. ATV Unleashed, The Punisher and Warhammer 40,000: Dawn of War,” said Brian Farrell, president and CEO, THQ.  “THQ commands a position of strength from which to capitalize on both the huge installed base of current hardware and the upcoming launch of next-generation consoles.  With some of the best mass-market brands,  more than 900 people in our internal studio organization, a growing international sales team and more than $330 million in cash and short-term investments, THQ is poised to expand our leadership position in the video game industry.”

Fiscal 2006 Guidance

THQ reaffirmed previous guidance for the full fiscal year ending March 31, 2006 and provided initial guidance for the fiscal first quarter ending June 30, 2005:

•                  Consistent with previous guidance, for the fiscal year ending March 31, 2006, THQ expects net sales of approximately $750 million and net income of approximately $1.00 per diluted share.

•                  For the first quarter of fiscal 2006, the company expects net sales of approximately $135 to $140 million and a net loss of about $0.15 per diluted share, reflecting stepped up marketing support for the late-quarter releases of new original properties Destroy All Humans!™ and Juiced™, and continued investment in its wireless business.

“Our biggest franchises from our record-breaking year return in fiscal 2006: WWE SmackDown!, SpongeBob SquarePants, The Incredibles, Full Spectrum Warrior, Tak and Warhammer 40,000: Dawn of War,” said Farrell.  “In addition, consistent with our goal of increasing share against the core gamer, we plan to launch a select number of exciting new original properties including Destroy All Humans!, Juiced and two new original franchises for Microsoft’s next-generation Xbox platform.  We also expect to benefit from extending our brands onto the new handheld platforms and doubling our wireless revenues as we roll out Star Wars and other compelling content.”

Fiscal 2005 Accomplishments:

•                  THQ published six titles that shipped more than one million units in Fiscal 2005:

•                  The Incredibles: more than 4.5 million units

•                  The SpongeBob SquarePants Movie™ :  more than 2.5 million units

•                  WWE™ SmackDown! Vs. Raw™ : more than 2 million units

•                  Finding Nemo: more than 2 million units (over 7 million life-to-date)

•                  SpongeBob SquarePants™ : Battle for Bikini Bottom: more than one million units (over 3 million life-to-date)

•                  Full Spectrum Warrior™ : more than one million units

•                  THQ grew international revenues to 38% of net sales from 29% a year ago, bolstered by the increasing global appeal of the company’s brands and its expanded sales organization.

•                  THQ more than doubled its internal product development personnel to over 900 from just over 400 a year ago, enabling the company to develop more franchises internally and to establish a leadership position early in the next console cycle.

•                  THQ Wireless revenues more than tripled to $25 million from $7 million a year ago, fueled by sales of games based on the major sports leagues, Nickelodeon and MotoGP.

•                  THQ renewed its exclusive master license agreement with Nickelodeon through 2010 and extended its relationship with Pixar Animation Studios to publish games based on that studio’s next four films after Cars, providing a solid foundation for revenue growth through the back half of the current hardware cycle and well into the next generation of hardware.

Investor Conference Call

THQ will host a conference call to discuss fiscal fourth quarter results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Please dial (800) 299-0433 or (617) 801-9712 to listen to the call or visit the THQ Inc. Investor Relations Home page at www.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through May 6, 2005 by dialing (888) 286-8010 or (617) 801-6888 access code 53751763.

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  The company develops its products for all popular game systems, personal computers and wireless devices.   Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located in the United States, United Kingdom, France, Germany, Spain, Korea and Australia.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter ending June 30, 2005 and the fiscal year ending March 31, 2006 and for the company’s product releases and financial performance in future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2004, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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(Tables Follow)

THQ Inc.

Fourth Quarter 2005 Earnings Announcement

Consolidated Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net sales	$171,927	$123,135	$756,731	$640,846

Costs and expenses:
Cost of sales	59,139	47,630	250,055	229,218
License amortization and royalties	15,414	12,317	85,926	71,132
Software development amortization	15,131	16,767	93,622	105,632
Product development	23,422	9,414	72,959	36,850
Selling and marketing	29,386	17,837	115,646	92,475
Payment to venture partner	688	858	9,774	9,675
General and administrative	17,024	11,371	54,831	47,006
Total costs and expenses	160,204	116,194	682,813	591,988
Income from operations	11,723	6,941	73,918	48,858
Interest income, net	1,547	784	4,337	2,378
Other income	—	—	—	4,000
Income before income taxes and minority interest	13,270	7,725	78,255	55,236
Income taxes	3,068	2,294	15,204	19,397
Income before minority interest	10,202	5,431	63,051	35,839
Minority interest	(92)	—	(261)	—
Net Income	$10,110	$5,431	$62,790	$35,839
Net income per share – diluted	$0.24	$0.14	$1.56	$0.92
Shares used in per share calculation – diluted	41,668	39,007	40,243	39,004

The above table reflects our Consolidated Statement of Operations in accordance with U.S. Generally Accepted Accounting Principles.

Reconciliation of Net Income to Non-GAAP Net Income

(In thousands, except per share data)

Table 2

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net income	$10,110	$5,431	$62,790	$35,839

Settlement of dispute with directors’ and officers’ insurance carrier	—	—	—	(4,000)
Income taxes	—	—	—	1,440
Research & development credits claimed for prior years	—	—	(7,797)	—
Non-GAAP net income	$10,110	$5,431	$54,993	$33,279
Non-GAAP net income per share - diluted	$0.24	$0.14	$1.37	$0.85
Shares used in per share calculation - diluted	41,668	39,007	40,243	39,004

The reconciliation of U.S. GAAP net income to Non-GAAP net income (i) excluding a $7.8 million benefit for research and development credits claimed for prior years in the twelve months ended March 31, 2005; and (ii) excluding a $4.0 million settlement with our directors’ and officers’ insurance carrier in fiscal 2004, including the related income tax effect, is detailed in the above financial tables.  We have excluded the research and development credits claimed for prior years and the settlement from Non-GAAP net income because they are considered “non-operational” in nature.  Non-GAAP net income excluding the settlement is not recognized as a measure for financial statement presentation under U.S. GAAP.  However, management believes that this information is useful for investors in evaluating our operational performance and for facilitating meaningful comparison to prior periods.

THQ Inc.

Fourth Quarter 2005 Earnings Announcement

TABLE 3

	Balance Sheets
	(In thousands)
	March 31,	March 31,
	2005	2004

ASSETS
Cash, cash equivalents and short-term investments	$331,173	$253,039
Accounts receivable – net	73,700	59,088
Inventory	23,802	22,303
Licenses	12,464	13,172
Software development	57,107	39,997
Income taxes receivable	9,783	—
Prepaid expenses and other current assets	14,530	9,451
Total current assets	522,559	397,050
Property and equipment, net	26,822	17,468
Licenses – net of current portion	75,523	9,068
Software development – net of current portion	8,144	9,798
Deferred income taxes	—	560
Income taxes receivable	9,513	—
Goodwill – net	83,440	59,399
Long-term marketable securities	—	24,320
Other long term assets – net	21,392	9,488
Total assets	$747,393	$527,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$36,499	$22,147
Accrued expenses	43,745	22,361
Accrued payments to venture partner	639	746
Accrued royalties	33,148	41,305
Income taxes payable	—	216
Deferred income taxes	6,841	642
Total current liabilities	120,872	87,417
Accrued liabilities – net of current portion	2,059	—
Accrued royalties – net of current portion	70,000	1,142
Deferred income taxes – net of current portion	4,466	—

Minority interest	1,238	—

Common stock	405	382
Additional paid-in capital	347,664	304,860
Accumulated other comprehensive income	12,851	8,302
Retained earnings	187,838	125,048
Total stockholders’ equity	548,758	438,592
Total liabilities and stockholders’ equity	$747,393	$527,151

THQ Inc.

Supplementary Tables

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Platform Revenue Mix
Consoles
PlayStation 2	37.8%	38.7%	36.5%	38.7%
Xbox	14.2	9.7	10.7	11.1
Game Cube	4.6	9.7	9.7	9.5
	56.6	58.1	56.9	59.3

Handheld
Game Boy Advance	28.5	26.0	27.0	25.3
Dual Screen	0.5	0.0	0.4	0.0
	29.0	26.0	27.4	25.3

PC	9.8	11.7	11.4	11.7
Wireless	4.6	1.5	3.3	1.1
Other	0.0	2.7	1.0	2.6
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix
Domestic	59.4%	67.1%	62.2%	70.7%
Foreign	40.6	32.9	37.8	29.3
	100.0%	100.0%	100.0%	100.0%